UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 30, 2023
Date of Report (date of earliest event reported)
___________________________________
Rivian Automotive, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation)	001-41042 (Commission File Number)	47-3544981 (IRS Employer Identification Number)
14600 Myford Road Irvine, California 92606
(Address of principal executive offices) (Zip code)
(888) 748-4261
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	RIVN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 1, 2023, Rivian Automotive, Inc. (the “Company”) announced the appointment of Kjell Gruner as the Company’s Chief Commercial Officer and President, Business Growth, effective immediately. Dr. Gruner will report directly to Robert Joseph Scaringe, the Company’s Chief Executive Officer.

In connection with his appointment, the Company and Dr. Gruner entered into an employment agreement pursuant to which Dr. Gruner will receive an annual base salary of $450,000 and have a target annual incentive bonus opportunity equal to 50% of annual base salary, or $225,000. In addition, his employment agreement provides that Dr. Gruner will receive an option to purchase such number of shares of the Company’s Class A common stock for the option to have a value on the grant date of $3,000,000, determined in accordance with Company policy, and an exercise price equal to the closing price on the grant date (or the immediately preceding trading day if the grant date is not a trading day), and an award of such number of restricted stock units for the award to have a value of $10,000,000, determined in accordance with Company policy. Both the stock option grant and the restricted stock unit award will generally vest over a 4-year period, subject to continued service. Dr. Gruner will also receive a one-time cash signing bonus of $1,500,000, subject to certain repayment obligations in the event of his departure prior to the one-year anniversary of his commencement date, as well as relocation benefits, which are in line with relocation benefits generally available to other relocating executive officers of the Company, to assist Dr. Gruner with his relocation to Irvine, California. Dr. Gruner will also be entitled to certain severance and change in control benefits under his employment agreement, subject to substantially the same terms and conditions as the Company’s other executive officers, which are discussed in more detail in the “Executive Compensation – Elements of Executive Pay and 2022 Compensation - Other Compensation Information and Benefits” section of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 1, 2023.

Prior to joining the Company, Dr. Gruner, age 56, had served as the President and Chief Executive Officer of Porsche Cars North America from November 2020 to July 2023 and, prior thereto, as the global Vice President Marketing and Chief Marketing Officer of Porsche AG from 2010 to 2020. During that time, he was responsible for product marketing, pricing and volume planning, marketing communication and experiential marketing, sponsoring as well as brand management. Dr. Gruner was also the Chairman of the Shareholder Committee of Porsche Digital Inc. from November 2020 to July 2023. Prior to that, Dr. Gruner served as Director of Strategy for Mercedes-Benz Cars during his time at Daimler AG from 2004 to 2010. Prior to that, he worked for Porsche and for The Boston Consulting Group. Dr. Gruner currently serves on the Board of Directors of Livewire Group, Inc., an electric motorcycle manufacturer, the Metro Atlanta Chamber of Commerce and the German American Chamber of Commerce of the Southern United States, and as a member of the Board of Trustees of the Woodruff Foundation in Atlanta.

(e) Jiten Behl, the Company’s former Chief Growth Officer, separated from the Company effective August 31, 2023. In connection with his separation of employment, on August 30, 2023, the Company and Mr. Behl entered into a consulting agreement pursuant to which Mr. Behl will provide advisory and consulting services to the Company for a term beginning on September 1, 2023 and continuing until November 30, 2025. The consulting agreement provides that the Company will pay Mr. Behl consulting fees at the rate of $100 per hour as consideration for such services. In addition, Mr. Behl’s equity awards will continue to vest in accordance with their terms while Mr. Behl remains in continuous service with the Company. Either party may terminate the consulting agreement at any time, provided that, if the Company terminates the agreement prior to the expiration of the term, any outstanding and unvested equity awards held by Mr. Behl will automatically become vested and, if applicable, exercisable upon the date the consulting agreement terminates. The consulting agreement further provides that Mr. Behl’s outstanding equity awards will automatically become vested and, if applicable, exercisable in the event of a change in control of the Company. Under the consulting agreement, Mr. Behl is required to comply with ongoing confidentiality obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVIAN AUTOMOTIVE, INC.

Date: September 1, 2023	By:	/s/ Claire McDonough
	Name:	Claire McDonough
	Title:	Chief Financial Officer